EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER NAMES DIEGO REYNOSO

CHIEF FINANCIAL OFFICER AND TREASURER, EFFECTIVE SEPTEMBER 5, 2023

BOSTON (JULY 24, 2023) -- The Boston Beer Company, Inc. (NYSE: SAM), today announced the appointment of Diego Reynoso as its Chief Financial Officer and Treasurer, effective September 5, 2023. Reynoso will lead all Boston Beer’s Finance, Treasury and IT and will report directly to Chief Executive Officer, David A. Burwick.

Reynoso has more than 25 years of experience in finance and operations in the alcoholic beverage and food industries. He most recently served as the Chief Financial Officer of the Prepared Foods division of Tyson Foods, a multinational food manufacturer, based out of its Chicago office, from 2021 to 2023. He was previously the Senior Vice President and Chief Financial Officer of the $5 billion beer division at Constellation Brands and held various senior financial and operational roles at spirits company Beam Suntory Inc. Earlier in his career, he held roles at Allied-Domecq, Danone, and Procter & Gamble. Reynoso is a member of the Board of Directors of SunOpta Inc., a natural food and mineral company, and currently serves as a member of SunOpta’s Audit Committee.

“Diego is a highly accomplished leader with extensive alcoholic beverage expertise and a proven track record of driving transformational business strategies,” said Burwick. “His operating experience and financial acumen make him the right leader to help The Boston Beer Company grow and achieve our long-term financial goals.”

With Reynoso’s appointment, Matt Murphy, who has served as Interim Chief Financial Officer, will resume his role of Vice President, Finance and Chief Accounting Officer, reporting to Reynoso.

“I would like to thank Matt for his exceptional leadership during this period when he assumed all CFO responsibilities in Finance, Investor Relations and IT while continuing to perform his Chief Accounting Officer duties,” said Burwick. “We are very fortunate to have Matt as a senior finance leader and look forward to him playing a larger role in contributing to our future success.”

About Boston Beer Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer, and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Truly Vodka Soda, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head, Hard Mountain Dew, and Jim Beam Kentucky Coolers, as well as other craft beer brands from Angel City Brewery and Coney Island Brewing. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

# # #